Exhibit 12


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
                                                                                   The Gillette Company

                                                                             Ratio of Earnings to Fixed Charges
                                              Three months     Three months
Dollars in millions                              ended            ended
                                              March 31, 2003   March 31, 2002       2002       2001       2000       1999       1998
                                             ---------------  ---------------      -----      -----      -----      -----      -----
Earnings:
 Income from continuing operations before
 income taxes                               $            376              323      1,752      1,342      1,288      1,912      1,656
       Interest expense                                   14               20         84        145        223        136         94
       Interest portion of rental expense                 11               10         43         31         25         20         17
       Amortization of capitalized interest                3                3         10          9          6          5          4

                                                       -----            -----      -----      -----      -----      -----      -----
       Earnings available for fixed charges $            404              356      1,889      1,527      1,542      2,073      1,771
                                                       =====            =====      =====      =====      =====      =====      =====

Fixed Charges:
       Interest expense                     $             14               20         84        145        223        136         94
       Interest capitalized                                1                1          4         11         23         13         18
       Iterest portion of rental expense                  11               10         43         31         25         20         17

                                                       -----            -----      -----      -----      -----      -----      -----
       Total fixed charges                  $             26               31        131        187        271        169        129
                                                       =====            =====      =====      =====      =====      =====      =====



Ratio of Earnings to Fixed Charges                      15.5             11.5       14.5        8.2        5.7       12.3       13.7
                                                       =====            =====      =====      =====      =====      =====      =====

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